Exhibit 99.1

NGL Energy Partners LP Acquires Crude Oil Terminal and Barge Business in South Texas

TULSA, Okla.—(BUSINESS WIRE)—Jul. 1, 2013— NGL Energy Partners LP (NYSE: NGL) announced today the acquisition of the assets of Crescent Terminals, LLC, a Delaware limited liability company, and the partnership interests of Cierra Marine, LP, a Delaware limited partnership, and its affiliated companies. The Cierra Marine, LP acquisition expands NGL’s crude oil logistics business by adding 4 additional tow boats and 7 crude oil barges, doubling NGL’s current fleet of marine equipment. The terminal facility will add 130,000 barrels of storage capacity in the rapidly developing Eagle Ford shale in South Texas, and the ability to throughput up to 20,000 barrels per day to markets along the Gulf Coast.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: water services, crude oil logistics, NGL logistics and retail propane. NGL completed its initial public offering in May 2011. For further information visit the Partnership’s website at www.nglenergypartners.com.

Source: NGL Energy Partners LP

NGL Energy Partners LP
Atanas H. Atanasov, 918-481-1119
Chief Financial Officer and Treasurer
atanas.atanasov@nglep.com